Exhibit 99.1

Heska enters international imaging expansion with acquisition of Cuattro Veterinary, LLC (International)

LOVELAND, CO, November 11, 2015 -- Heska Corporation (NASDAQ: HSKA "Heska" or the "Company"), a leading provider of advanced veterinary diagnostic and specialty products, announced today the acquisition of Cuattro Veterinary, LLC ("Cuattro International") a global leader in digital radiography, PACS, and other imaging technologies for veterinarians.

Kevin Wilson, Heska's Chief Executive Officer and President, commented that, “We are excited to combine Cuattro International's global reach with Heska's success in the United States. This international expansion provides Heska with a strong and established platform for launching Heska's blood diagnostics platforms and programs to international markets. With established sales throughout Canada, Mexico, Continental Europe, the United Kingdom, Australia, the Middle East, Singapore, Latin America, and elsewhere, Cuattro International's imaging products continue to delight global veterinary customers. Now, Heska can leverage our domestic success in the imaging and blood diagnostics space on a worldwide stage. International markets represent a significant portion of worldwide veterinary revenues for which Heska intends to compete. Today, Heska begins to aggressively pursue those markets with advanced blood diagnostics and imaging bundles, a proven go-to-market model, and an expert and expanding team.”

Heska agreed to deliver $6.0 million in stock for 100% ownership of Cuattro International, subject to a minimum of 175,000 shares and a maximum of 200,000 shares. Heska will assume approximately $2.1 million in debt as part of the acquisition. Cuattro International generated approximately $6 million in revenue for the twelve months ended September 30, 2015 and was profitable during this period. The acquisition is subject to closing conditions and is targeted to close January 1, 2016. The Company expects the acquisition to be neutral to slightly accretive to earnings per share in 2016.

Management will conduct a conference call on Wednesday, November 11, 2015 at 9 a.m. MST (11 a.m. EST) to discuss recent financial results and this transaction. To participate, dial 888-438-5491 (domestic) or 719-325-2455 (international) and reference conference call access number: 239441. The call will also be broadcast live over the Internet at http://www.heska.com. To listen, simply log on to the web address at least ten minutes prior to the start of the call to register, download and install any necessary audio software. Telephone replays of the conference call will be available for playback on Heska's home page at www.heska.com until November 25, 2015. The telephone replay may be accessed by dialing 888-203-1112 (domestic) or 719-457-0820 (international). The replay access number is 239441.

Forward-Looking Statements

This announcement contains forward-looking statements regarding Heska's future financial and operating results. These statements are based on current expectations and are subject to a number of risks and uncertainties. Investors should note that there is an inherent risk in using past results, including trends, to predict future outcomes, including using customer trends to predict future success with customers. Factors that could affect the business and financial results of Heska generally include,but are not limited to, the following: uncertainties related to Heska's ability to sell different product categories through an existing sales channel; uncertainties related to acquisitions, including the potential that the acquired entity's financial performance will not meet expectations; risks related to relying on third-party distributors; risks related to personnel; competition; and the risks set forth in Heska's filings and future filings with the Securities and Exchange Commission, including those set forth in Heska's Quarterly Report on Form 10-Q for the quarter ended June 30, 2015.

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